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Fedders North American Operations to Restructure Under Chapter 11 Protection;
Company Obtains Commitment for $79 Million in Financing to Fund Reorganization
Company to Consider Strategic Alternatives for All Business Units
Company to Retain Investment Bank to Explore Options to Maximize Value
Shipments to Customers Expected to Continue On a Timely Basis
Liberty Corner, New Jersey, August 22, 2007 /PRNewswire-FirstCall/ — Fedders Corporation (OTC: FJCC) a leading global manufacturer of air treatment products, said today that in order to facilitate a restructuring that will enable it to preserve value and to continue operations the company’s North American subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The company will seek strategic alternatives including a sale of its business units during the reorganization process.
Fedders’ non-North American subsidiaries, which include operations in China, India, and the Philippines, were not included in the filing.
“After careful evaluation, management and the board have concluded that in order to ensure the company’s business units’ viability and growth prospects, an exploration of the sale of the company’s businesses is in the best interest of all of its constituents,” said Michael Giordano, President and Chief Executive Officer of Fedders. “The Chapter 11 process will allow time for prospective buyers to evaluate the company and its business units while day-to-day operations continue.”
The company will retain an investment bank to evaluate strategic options and will only pursue transactions that bring the greatest value, Giordano noted. The company is also prepared to reorganize around its businesses and emerge from Chapter 11 protection with a new business plan should the expected proceeds from the sale of its business units not bring sufficient value.
In conjunction with the filing, Fedders has obtained a $79 million debtor-in-possession financing commitment from Goldman Sachs Credit Partners L.P. The proceeds from the financing, which is subject to Bankruptcy Court approval, will be used to refinance the company’s senior secured revolver and term loan, to pay fees and expenses associated with the financing and for operating expenses, including supplier obligations and employee wages, salaries and benefits.
In recent years, the North American room air conditioner market has become dominated by big box retailers whose product mix focuses primarily on the smaller size, lower price room air conditioner units, resulting in a decline in pricing, margins and profitability for manufacturers.

In response to the changing environment, Fedders undertook various steps to reorganize its operations around targeted, more profitable product and geographic segments of the IAQ (indoor air quality) and global HVAC (heating, ventilation and air conditioning) markets and has taken important strides to capitalize on new business opportunities.
The company has transitioned from a manufacturer of room air conditioners only, to a manufacturer of a broad line of residential, commercial and industrial IAQ and HVAC equipment. As part of the transition, Fedders expanded low-cost manufacturing facilities in Asia and closed underutilized U.S. factories.
“Despite previous actions we have taken to reduce costs, while expanding into growing profitable markets, our existing capital structure is not in line with current revenue and profits. The action we took today is critical to ensuring continued operations while we seek the best and highest offers for the businesses we decide to sell,” said Mr. Giordano.
Fedders filed its “first-day” motions along with its voluntary petitions covering employees and business operations, post-petition financing, continuing supplier relations, customer practices, taxes and related matters, utilities, retention of professionals and case administration matters.
In a closing comment, Mr. Giordano stated, “We are extremely grateful to the customers, employees and suppliers who have supported the company through these challenging times.”
For more information about Fedders and the reorganization, visit www.fedders.com.
About Fedders:
Founded in 1896, Fedders Corporation (OTC: FJCC) is a leading global manufacturer of air treatment products, including air conditioners, furnaces, air cleaners and humidifiers for residential, commercial and industrial markets.
This news release includes forward-looking statements that are covered under the “Safe-Harbor” clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders’ SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of this announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.
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